Exhibit 99.1

CONTACTS:	Dennis M. Oates	June Filingeri
	Chairman, President and CEO	Comm-Partners LLC
	(412) 257-7609	(203) 972-0186

FOR IMMEDIATE RELEASE

Universal Stainless & Alloy Products Inc. Names

Douglas M. McSorley Vice President of Finance, CFO and Treasurer

BRIDGEVILLE, PA, July 19, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Douglas M. McSorley has been named Vice President of Finance, Chief Financial Officer and Treasurer of the Company effective July 19, 2010.

Mr. McSorley, 44, most recently served as Chief Financial Officer of PSC Metals, Inc., an Icahn Enterprises L.P. scrap metal recycling company operating in the United States and Canada. He joined a predecessor company to PSC as Controller in 1994, after serving five years with Deloitte & Touche LLP in Ontario, Canada, where he worked as a Chartered Accountant with a broad spectrum of industrial clients. In addition to holding positions of increasing financial responsibility and leadership, Mr. McSorley also has extensive experience in strategic M&A and was responsible for the acquisition and financial consolidation of several companies over the course of his 15-year career at PSC.

Dennis Oates, Chairman, President and Chief Executive Officer, commented: “We are very pleased to have Doug McSorley join the Universal Stainless team. The breadth and depth of his experience will enable him to quickly assume control of the vital financial function and play a key role as we continue to execute our strategic growth plan.”

Douglas McSorley received an Honours Bachelor of Business Administration from Wilfrid Laurier University in Ontario, Canada, in 1988 and became a Chartered Accountant in 1991. He is a member of Financial Executives International, the Association for Financial Professionals and the Association for Corporate Growth.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels, in a wide variety of grades, widths and gauges to customer specifications. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers for use in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Our specialty bar facilities have one of the broadest and diverse size range and product capabilities in the industry. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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